PLAN OF MERGER

     This PLAN OF MERGER sets forth the terms and conditions, pursuant to which AEC Acquisitions, Inc., a Delaware corporation (the "Corporation"), shall be merged with and into Aquila Gas Pipeline Corporation, a Delaware corporation ("AQP") under the terms of Section 253 of the Delaware General Corporation Law.


                                    RECITALS


     WHEREAS, the Corporation is a corporation duly organized under the laws of the State of Delaware.


     WHEREAS, AQP is a corporation duly organized under the laws of the State of Delaware.

     WHEREAS, the Corporation currently owns over 90% of the outstanding common stock of AQP.

     WHEREAS, the Board of Directors and the sole stockholder of the Corporation deem it desirable that, upon the terms and subject to the conditions hereof, the Corporation merge with and into AQP, with AQP as the surviving corporation of the merger.

                              TERMS AND CONDITIONS

     1. Merger. On the Effective Date (as defined in Section 2 below), the Corporation shall be merged with and into AQP, with AQP as the surviving corporation of the merger.

     2. Effective Date. The merger shall become effective on the date a Certificate of Ownership and Merger is filed with the Delaware Secretary of State pursuant to the provisions of Section 253 of the Delaware General Corporation Law (the "Effective Date").

     3. Cancellation of AQP Common Stock. On the Effective Date, each issued and outstanding share of Common Stock of AQP held of record by stockholders (other than shares owned by the Corporation, shares held in the treasury of AQP, and shares held by stockholders who properly exercise their appraisal rights under
Section 262 of the Delaware General Corporation Law) shall be converted into and represent the right to receive, without interest, an amount in cash equal to $8.00, in cash for each such share upon the valid surrender to an agent appointed by the Corporation of the certificates formerly representing such shares. Each outstanding share of Common Stock owned of record by the Corporation shall no longer be outstanding, shall be canceled without payment therefor and shall cease to exist, and each holder
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of a certificate representing such shares shall thereafter cease to have any rights with respect to such shares.

     4. Conversion of Corporation Common Stock. On the Effective Date, each outstanding share of Common Stock of the Corporation shall be converted into and become one fully-paid and non-assessable share of Common Stock of AQP, $.01 par value per share, a certificate for which shall be issued to the sole stockholder of the Corporation upon surrender to AQP of such stockholder's certificate formerly representing such shares of Common Stock of the Corporation.

     5. Filing. If this Plan of Merger is duly adopted and is not terminated as permitted by Section 9, a Certificate of Ownership and Merger, prepared and executed in accordance with the applicable laws of the State of Delaware, shall be filed with the Delaware Secretary of State.

     6. Certificate of Incorporation. The Certificate of Incorporation and Bylaws of AQP, shall be the Certificate and Bylaws of the surviving corporation.

     7. Assets, Liabilities, and Rights. As of the Effective Date, the assets and liabilities of the Corporation shall be taken up on the books of AQP at the amount at which they shall at that time be carried on the books of the Corporation. In addition, all of the rights, privileges, immunities, and franchises of the Corporation and all property (real, personal, and mixed) and debts due to the Corporation shall be vested, for all purposes and in all respects, in AQP.

     8. Continuation of AQP. The officers and directors of AQP shall continue in office until their successors are duly elected and qualified under the provision of the Bylaws of AQP.

     9. Amendment and Termination. To the extent permitted by applicable laws at any time prior to the Effective Date, this Plan of Merger may be amended or terminated by the Board of Directors of the Corporation.

     10. Notification of Stockholders of Record. Within ten days after the Effective Date, the surviving corporation shall notify the stockholders of record immediately prior to the Effective Date that the merger has become effective.

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